Exhibit 99.1

May 31, 2012	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ANNOUNCES AGREEMENT TO ACQUIRE LEPAGE BAKERIES, INC.

Transaction to expand Flowers’ reach to Northeastern U.S.

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO) today announced it has entered into a definitive agreement to acquire Lepage Bakeries, Inc. , of Auburn, Maine for $370 million in cash and stock. Flowers expects to complete the transaction in its fiscal second quarter, pending necessary regulatory approvals.

In summary, the transaction:

•	Adds a best-in-class baking company with over $166 million in net sales to Flowers;

•	Complements Flowers’ existing portfolio of strong brands by adding leading regional brands—Country Kitchen and Barowsky’s—and a broader variety of breads, buns, and rolls to Flowers;

•	Is expected to add $0.03 to $0.05 to Flowers’ earnings per share in FY2012, excluding acquisition costs and $0.08 to $0.12 to earnings per share in FY2013;

•	Expands Flowers’ presence in New England and New York, making the company’s fresh bakery products available to an additional 18 million people;

•	Adds three highly efficient bakeries, two in Lewiston, Maine, and one in Brattleboro, Vt., with available production capacity for Flowers’ expansion in mid-Atlantic and Northeast markets;

•	Provides a DSD (direct-store-delivery) platform to accelerate penetration of Nature’s Own and Tastykake brands in the Northeast;

•

Brings Flowers an experienced team focused on quality and innovation; current Lepage leaders Andrew Barowsky and Albert Lepage will continue at the helm of Lepage Bakeries as co-chairmen; Barowsky also will serve as vice chairman of innovation for Flowers Foods.

Lepage Bakeries is a best-in-class independent baking company with efficient operations, high-quality products, strong regional brands, and a solid distribution system serving retail and foodservice customers throughout the Northeast.

George E. Deese, Flowers Foods’ chairman and chief executive officer, said, “The Lepage name is one of the oldest and most respected in the baking industry and we are fortunate to combine this fine organization with Flowers Foods. Lepage has operating strategies similar to Flowers’ and the Lepage team is known for its innovation and quality. We believe the addition of Lepage supports our strategy as it will bring efficient bakeries with available production capacity, access to markets in the Northeast, new products and brands, and more than 550 experienced team members to our company. Once completed, the acquisition will increase our DSD access from 64% to 70% of the U.S. population, moving us closer to our goal of at least 75% by 2016. We look forward to the anticipated growth opportunities this acquisition is expected to provide as we continue to expand the geographic footprint of our Nature’s Own and Tastykake brands.”

Commenting on behalf of Lepage Bakeries, Andy Barowsky, president and chief executive officer, and Albert Lepage, chairman of the board, said, “Our team is pleased to become part of Flowers Foods. Our companies have a shared commitment to the highest quality products, excellent customer service, ongoing innovation, and capital investments to keep our bakeries the best in the industry as well as a similar culture. We look forward to continuing to innovate with new products and improved processes when we join the Flowers team.”

Lepage Bakeries will operate under its current name as a part of Flowers Foods’ DSD segment and Barowsky and Lepage will serve as co-chairmen of the board of Lepage Bakeries. In addition, Barowsky will serve as vice chairman of innovation for Flowers Foods. “Lepage Bakeries has achieved strong sales and earnings growth under the leadership of the Barowsky/Lepage team, and we expect that growth trend to continue once the transaction is accomplished,” Deese said.

Details of the Transaction

Flowers has agreed to acquire Lepage Bakeries, Inc. and certain affiliated companies for a total purchase price of $370 million. The transaction will be accomplished through:

•

The purchase by a wholly-owned subsidiary of Flowers of all the issued and outstanding shares of Lepage Bakeries, Inc. and certain of its affiliates in exchange for $300 million in cash at closing and $20 million in total deferred cash payments beginning on the fourth anniversary of the closing date; and

•

The merger of certain other affiliates of Lepage with and into a second wholly-owned subsidiary of Flowers in exchange for a number of shares of Flowers’ common stock, par value $.01 per share, valued at $50 million.

The cash component of the transaction will be funded with a combination of cash on hand and existing credit facilities. The transaction is subject to customary conditions, including receipt of required regulatory approvals.

Analysts Conference Call

Flowers Foods will host a conference call at 9:00 a.m. (Eastern) on May 31, 2012 to discuss the pending transaction with investors. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

Background on Lepage Bakeries

Lepage Bakeries, founded in 1903, combines more than 100 years of baking tradition with state-of-the-art baking operations to deliver great-tasting, high-quality breads, rolls, and donuts to customers throughout the Northeastern U.S. sold under the Country Kitchen and Barowsky’s brands. Lepage Bakeries is dedicated to being the most consistent, productive, and respected baking company; to exceeding customer expectations; and to providing economic opportunity for all its associates.

Background on Flowers Foods (NYSE: FLO)

Headquartered in Thomasville, Ga., Flowers Foods is the second largest producer and marketer of packaged bakery foods for retail and foodservice customers in the United States with 2011 sales of $2.8 billion. Flowers operates 41 bakeries that produce a wide range of bakery products sold through an extensive direct-store-delivery network that encompasses the Southeast, Mid-Atlantic, and Southwest as well as select markets in the Northeast, California and Nevada, and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Whitewheat, Tastykake, and Mrs. Freshley’s.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Analysts Contact:

Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348

Media Contact:

Keith Hancock, Managing Director/Communications, Flowers Foods (229) 227-2380

###

3